Exhibit 99.1

Ariba Reports Results for the Fourth Quarter and Fiscal Year 2004

Company Sees Increased Demand for Spend Management Solutions

SUNNYVALE, Calif., October 27, 2004 — Ariba®, Inc. (Nasdaq: ARBA), the leading Spend Management solutions provider, today announced results for the fourth quarter and fiscal year ended September 30, 2004.

Quarterly Results

Total revenues for the fourth quarter of fiscal 2004 were $84.1 million, as compared to $59.1 million for the fourth quarter of fiscal 2003. Software license revenues for the quarter were $15.6 million, as compared to $23.6 million for the fourth quarter of fiscal 2003. Subscription and maintenance revenues were $31.1 million, as compared to $22.6 million for the fourth quarter of fiscal 2003. Services and other revenues for the quarter were $37.4 million, as compared to $12.9 million for the fourth quarter of fiscal 2003.

Net loss for the fourth quarter of fiscal 2004 was $22.9 million, or a loss of $0.37 per share, as compared to net income for the fourth quarter of fiscal 2003 of $7.4 million, or $0.16 per share. The net loss for the fourth quarter of fiscal 2004 included charges of $5.1 million for in-process research and development and amortization of intangible assets, $1.1 million for stock-based compensation and $16.9 million for restructuring and integration costs. Excluding these items, total non-GAAP expenses for the fourth quarter of fiscal 2004 were $83.8 million, resulting in non-GAAP net income of $250,000, or $0.00 per share.

The results for the fourth quarter of fiscal 2004 include the results from FreeMarkets, Inc., which Ariba merged with on July 1, 2004. Per share numbers reflect the one-for-six reverse split of Ariba’s common stock effected July 1, 2004.

Fiscal Year Results

Revenues for fiscal year 2004 were $245.8 million, as compared to $236.7 million for fiscal year 2003. Software license revenues were $65.7 million, as compared to $103.1 million for fiscal year 2003. Subscription and maintenance revenues were $95.7 million, as compared to $87.1 million for fiscal year 2003. Services and other revenues for the year were $84.5 million, as compared to $46.5 million for fiscal year 2003.

Net loss for fiscal 2004 was $25.2 million, or a loss of $0.51 per share, as compared to net loss for fiscal 2003 of $106.3 million, or a loss of $2.40 per share. The net loss for fiscal 2004 included charges of $5.6 million for amortization of intangible assets, $2.8 million for stock-based compensation and $16.8 million for restructuring and integration costs. Net loss for fiscal 2003 included charges of $117.5 million for amortization of intangible assets, $2.2 million for stock-based compensation and $5.4 million for restructuring and integration costs.

“I am pleased with our results during the fourth quarter,” said Bob Calderoni, CEO, Ariba. “We are leading the market at a time when demand for Spend Management solutions continues to grow. Our team is delivering globally to help accelerate bottom line results for our customers, and we are executing well against our integration plans following our recent merger activities.”

Customers Validate Growing Market for Spend Management Solutions

As companies seek to generate cost savings, grow margins and accelerate bottom-line results, they continue to invest in Ariba Spend Management solutions. During the fourth quarter, Ariba added 31 new customers, including well-known companies such as Ameritrade, Caterpillar, Continental Airlines, and Sprint. Ariba also added new customers in Europe and Asia, including PPF, the largest financial services group in the Czech Republic.

In addition, more than 120 customers in all regions renewed or expanded their investment in Ariba Spend Management solutions during the fourth quarter, including: Air Products, Sunoco, Inc., Phelps Dodge Corporation, Nestle USA Inc., Pfizer Inc., Uniq plc, and Vtech Telecommunications Ltd.

“We continue to expand the use of Ariba’s products and services within our organization, having already sourced more than £1 billion of contracts through the Ariba system. The savings achieved in the last six months alone have demonstrated the strategic value in spend management, and justified our further investment in Ariba Solutions,” said David Thomas, Director of Procurement and Logistics for National Grid Transco, the UK’s largest utility.

Ariba Enhances Strategic Sourcing Solution

During the fourth quarter, Ariba expanded the functionality of its industry-leading strategic sourcing solution with the release and delivery of a Visibility and Sourcing Solution feature pack. The new release integrates leading functionality from both Ariba and FreeMarkets, as well as functionality from Covisint, LLC, which FreeMarkets acquired last year, and Softface, Inc., which Ariba acquired earlier this year. The feature pack provides customers with robust sourcing expertise, delivering sustainable sourcing results with broad category experience, full closed-loop process coverage and deep penetration in global markets.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. PDT/5:00 p.m. EDT to discuss the quarterly and year-end results. To join the call, please dial (877) 375-2162 in the United States and Canada, or (973) 582-2734 if calling internationally. There will also be a live web broadcast available on the investor relations section of the company’s website at www.ariba.com or at www.vcall.com. A replay of this call will be available approximately 3:00 p.m. PDT/6:00 p.m. EDT today through November 3, 2004 by dialing (877) 519-4471 in the United States and Canada or (973) 341-3080 internationally and entering ID #: 5265938.

About Ariba, Inc.

Ariba, Inc. is the leading provider of Spend Management solutions. Ariba helps companies realize rapid and sustainable bottom-line results. Successful companies around the world in every industry use Ariba Spend Management software and services. Ariba can be contacted in the U.S. at 1.650.390.1000 or at www.ariba.com.

# # #

Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc. All other trademarks are property of their respective owners.

Ariba Safe Harbor

Safe Harbor Statement under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to Ariba’s operating and financial results to differ materially from its current expectations include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; the ability to attract and retain qualified employees; difficulties in assimilating acquired companies; long and unpredictable sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in the company’s pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the outcome of pending or potential future regulatory or legal proceedings relating to the restatement of our financial statements and the level of associated professional fees and expenses; the impact of acquiring Alliente, Softface and FreeMarkets, including the disruption or loss of customer, business partner, supplier or employee relationships; and the level of costs and expenses incurred by Ariba as a result of such transactions. Factors and risks associated with its business, including a number of the factors and risks described above, are discussed in Ariba’s Form 10-Q filed August 13, 2004 and in its Form S-4 filed May 13, 2004.

Investor Contact:	John Ederer, (650) 390-1617 or jederer@ariba.com
Media Contacts:	Kevin Brooks (650) 390-1988 or kbrooks@ariba.com
Janet Martin, (650) 330-8043 or jmartin@vocecomm.com

Ariba, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2004	September 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$74,031	$70,819
Short-term investments	37,227	56,323
Restricted cash	45,623	1,123
Accounts receivable, net	48,071	8,669
Prepaid expenses and other current assets	10,795	10,747

Total current assets	215,747	147,681

Property and equipment, net	21,909	21,767
Long-term investments	29,676	78,329
Restricted cash, less current portion	26,862	28,579
Goodwill, net	574,679	181,033
Other intangible assets, net	62,249	—
Other assets	2,767	1,741

Total assets	$933,889	$459,130

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,679	$10,767
Accrued compensation and related liabilities	32,724	26,674
Accrued liabilities	87,580	35,513
Restructuring obligations	14,836	13,764
Deferred revenue	49,664	57,470
Current portion of long-term debt	132	—

Total current liabilities	200,615	144,188

Accrued liabilities, less current portion	3,194	—
Restructuring obligations, less current portion	41,042	34,112
Deferred revenue, less current portion	22,858	43,954
Long-term debt, less current portion	260	—

Total liabilities	267,969	222,254

Minority interests	19,547	20,019

Stockholders’ equity:
Common stock (1)	125	90
Additional paid-in capital (1)	4,963,002	4,501,424
Deferred stock-based compensation	(5,959)	(314)
Accumulated other comprehensive income	1,634	2,856
Accumulated deficit	(4,312,429)	(4,287,199)

Total stockholders’ equity	646,373	216,857

Total liabilities and stockholders’ equity	$933,889	$459,130

(1)	Reflects the company’s one-for-six reverse stock split effected July 1, 2004.

Ariba, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Year Ended September 30,
	2004	2003	2004	2003
Revenues:
License	$15,563	$23,580	$65,654	$103,066
Subscription and maintenance	31,105	22,634	95,689	87,093
Services and other	37,408	12,918	84,455	46,539

Total revenues	84,076	59,132	245,798	236,698

Cost of revenues (2)	35,827	15,656	94,865	63,710
Amortization of acquired technology and customer intangible assets	4,725	—	5,066	4,000

Total cost of revenues	40,552	15,656	99,931	67,710

Gross profit	43,524	43,476	145,867	168,988

Operating expenses:
Sales and marketing (2)	23,346	16,635	74,290	66,484
Research and development (2)	15,219	13,037	54,091	54,014
General and administrative	9,958	6,625	26,072	36,203
Amortization of other intangible assets	235	—	460	113,464
In-process research and development	100	—	100	—
Stock-based compensation	1,149	325	2,788	2,161
Restructuring and integration costs	16,900	—	16,803	5,350

Total operating expenses	66,907	36,622	174,604	277,676

Income (loss) from operations	(23,383)	6,854	(28,737)	(108,688)

Interest and other income, net	314	1,218	2,808	5,729

Net income (loss) before income taxes and minority interests	(23,069)	8,072	(25,929)	(102,959)

Provision (benefit) for income taxes	193	(419)	(160)	(92)
Minority interests in net income (loss) of consolidated subsidiaries	(403)	1,126	(539)	3,460

Net income (loss)	$(22,859)	$7,365	$(25,230)	$(106,327)

Net income (loss) per share - basic (1)	$(0.36)	$0.16	$(0.51)	$(2.40)
Weighted average shares - basic (1)	62,734	44,806	49,625	44,381

Net income (loss) per share - diluted (1)	$(0.36)	$0.16	$(0.51)	$(2.40)
Weighted average shares - diluted (1)	62,734	45,946	49,625	44,381

(1)	Reflects the company’s one-for-six reverse stock split effected July 1, 2004.
(2)	Certain reclassifications, none of which affected net income (loss) or net income (loss) per share, have been made to prior year amounts to conform to the current period presentation. Specifically, the company reclassified certain operating expenses to cost of revenues of $3.3 million and $13.7 million for the three months and year ended September 30, 2003, respectively and $14.6 million for the year ended September 30, 2004.

Ariba, Inc. and Subsidiaries

Reconciliation of GAAP Operating Results to

Non-GAAP Operating Results

(Unaudited; in thousands, except per share data)

The following tables reconcile the specific items excluded from GAAP in the calculation of non-GAAP operating results for the periods indicated below:

Three Months Ended September 30, 2004
Expense reconciliation
GAAP revenue	$84,076
GAAP net loss	22,859

Total GAAP expenses	106,935
In-process research and development and amortization of acquired technology, customer and other intangible assets	(5,060)
Stock-based compensation	(1,149)
Restructuring and integration costs	(16,900)

Total non-GAAP expenses	$83,826

Three Months Ended September 30, 2004
Net income (loss) reconciliation
GAAP net loss	$(22,859)
In-process research and development and amortization of acquired technology, customer and other intangible assets	5,060
Stock-based compensation	1,149
Restructuring and integration costs	16,900

Non-GAAP net income	$250

Three Months Ended September 30, 2004
Net income (loss) per share reconciliation
GAAP loss per share—basic and diluted	$(0.36)
In-process research and development and amortization of acquired technology, customer and other intangible assets	$0.08
Stock-based compensation	$0.02
Restructuring and integration costs	$0.27

Non-GAAP income per share—basic and diluted	$0.00

Weighted average shares—basic	62,734
Weighted average shares—diluted	63,627